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                     AGREEMENT AND PLAN OF REORGANIZATION

                                  Dated as of

                               January 17, 2001

                                   between

                      BLUESTREAM DATABASE SOFTWARE CORP.

                                  JAMES TIVY

                        XML - GLOBAL TECHNOLOGIES, INC.

                              and its subsidiary

                                620486 BC LTD.


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                               TABLE OF CONTENTS

SECTION 1:     GENERAL DEFINITIONS . . . . . . . . . . . . . . . . . . . . -1-

     1.1  Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.2  Best Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.3  Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.4  Erisa. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.5  Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.6  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.7  Governmental Authority . . . . . . . . . . . . . . . . . . . . . -2-
     1.8  Governmental Requirement . . . . . . . . . . . . . . . . . . . . -2-
     1.9  Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.10 Ownership Interest . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.11 Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.12 Section. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
     1.13 Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . -3-
     1.15 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-

SECTION 2:     ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . -3-

     2.1  Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . -3-
     2.2  Description of Preferred Stock . . . . . . . . . . . . . . . . . -3-
     2.3  Additional Consideration . . . . . . . . . . . . . . . . . . . . -4-
     2.4  Income Tax Considerations. . . . . . . . . . . . . . . . . . . . -4-
     2.5  Compliance with Securities Legislation . . . . . . . . . . . . . -4-

SECTION 3:     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . -4-

     3.1  Sale of Shareholder Loan . . . . . . . . . . . . . . . . . . . . -4-
     3.2  Assignment of Patents and Other Intellectual Property. . . . . . -4-
     3.3  Notification of Certain Matters. . . . . . . . . . . . . . . . . -5-
     3.4  Further Action . . . . . . . . . . . . . . . . . . . . . . . . . -5-
     3.5  Public Announcements . . . . . . . . . . . . . . . . . . . . . . -5-
     3.6  Cooperation in Securities Filings. . . . . . . . . . . . . . . . -5-
     3.7  Additional Documents . . . . . . . . . . . . . . . . . . . . . . -5-

SECTION 4:     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . -6-

     4.1  General Procedure. . . . . . . . . . . . . . . . . . . . . . . . -6-
     4.2  Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . -6-
     4.3  Effective Date of Closing. . . . . . . . . . . . . . . . . . . . -6-
     4.4  Covenants Regarding Closing. . . . . . . . . . . . . . . . . . . -6-
     4.5  Conditions to Obligation of XML. . . . . . . . . . . . . . . . . -6-
     4.6  Conditions to Obligation of BlueStream and Shareholder.. . . . . -9-
     4.7  Specific Items to be Delivered at the Closing. . . . . . . . . .-11-

SECTION 5:     REPRESENTATIONS AND WARRANTIES BY BLUESTREAM AND TIVY . . .-13-

     5.1  Organization and Standing. . . . . . . . . . . . . . . . . . . .-13-
     5.2  Subsidiaries, etc. . . . . . . . . . . . . . . . . . . . . . . .-13-
     5.3  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . .-13-
     5.4  Corporate Authority. . . . . . . . . . . . . . . . . . . . . . .-13-
     5.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . .-14-
     5.6  Financial Information. . . . . . . . . . . . . . . . . . . . . .-14-
     5.7  Capitalization of the Corporation. . . . . . . . . . . . . . . .-14-
     5.8  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-15-
     5.9  No Actions, Proceedings, etc . . . . . . . . . . . . . . . . . .-15-
     5.10 Post Balance Sheet Changes . . . . . . . . . . . . . . . . . . .-15-
     5.11 No Breaches. . . . . . . . . . . . . . . . . . . . . . . . . . .-16-
     5.12 Condition of the Corporation's Assets. . . . . . . . . . . . . .-16-
     5.13 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . .-16-
     5.14 Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .-16-
     5.15 Corporate Acts and Proceedings . . . . . . . . . . . . . . . . .-16-
     5.16 Registered Rights and Proprietary Information. . . . . . . . . .-17-
     5.17 Changes in Suppliers and Customers . . . . . . . . . . . . . . .-18-
     5.18 No Liens or Encumbrances . . . . . . . . . . . . . . . . . . . .-18-
     5.19 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . .-18-
          (a)  Legal Proceedings and Compliance with Law . . . . . . . . .-18-
          (b)  Contract Schedules. . . . . . . . . . . . . . . . . . . . .-19-
     5.20 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . .-20-
     5.21 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .-20-
     5.22 Environmental. . . . . . . . . . . . . . . . . . . . . . . . . .-20-
     5.23 Disclosure of Information. . . . . . . . . . . . . . . . . . . .-21-
     5.24 Representation and Warranties. . . . . . . . . . . . . . . . . .-21-

SECTION 6:      COVENANTS OF BLUESTREAM AND TIVY . . . . . . . . . . . . .-22-

     6.1  Preservation of Business . . . . . . . . . . . . . . . . . . . .-22-
     6.2  Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . . .-22-
     6.3  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . .-22-
     6.4  Additional Covenants . . . . . . . . . . . . . . . . . . . . . .-23-
     6.5  Access to Books and Records, Premises, etc . . . . . . . . . . .-24-
     6.6  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .-24-
     6.7  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . .-24-

SECTION 7:     REPRESENTATIONS AND WARRANTIES OF XML . . . . . . . . . . .-25-

     7.1  Organization and Standing. . . . . . . . . . . . . . . . . . . .-25-
     7.2  Subsidiaries, etc. . . . . . . . . . . . . . . . . . . . . . . .-25-
     7.3  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . .-25-
     7.4  Corporate Authority. . . . . . . . . . . . . . . . . . . . . . .-26-
     7.5  SEC Documents, Financial Statements. . . . . . . . . . . . . . .-26-
     7.6  No Breaches. . . . . . . . . . . . . . . . . . . . . . . . . . .-26-
     7.7  BLUESTRAM LIABILITIES. . . . . . . . . . . . . . . . . . . . . .-27-
     7.8  Legal Proceedings and Compliance with Law. . . . . . . . . . . .-27-

SECTION 8:     REPRESENTATIONS AND WARRANTIES OF TIVY. . . . . . . . . . .-27-

     8.1  Share Ownership. . . . . . . . . . . . . . . . . . . . . . . . .-27-
     8.2  Rights Ownership . . . . . . . . . . . . . . . . . . . . . . . .-27-
     8.3  Restriction on Future Transfer . . . . . . . . . . . . . . . . .-28-
     8.4  Unregistered Stock . . . . . . . . . . . . . . . . . . . . . . .-28-
     8.5  Stock Acquired for Investment; Limitations on Dispositions . . .-28-

SECTION 9:     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .-28-

     9.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .-28-
     9.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . .-29-

SECTION 10:  INDEMNIFICATION AND REMEDIES FOR BREACH . . . . . . . . . . .-29-

     10.1 Indemnification by XML . . . . . . . . . . . . . . . . . . . . .-29-
     10.2 Indemnification by Tivy. . . . . . . . . . . . . . . . . . . . .-30-
     10.3 Indemnification by BlueStream. . . . . . . . . . . . . . . . . .-30-
     10.4 Additional Notice. . . . . . . . . . . . . . . . . . . . . . . .-31-
     10.5 Determination of Damages and Related Matters . . . . . . . . . .-31-
     10.6 Remedies for Breach. . . . . . . . . . . . . . . . . . . . . . .-32-

SECTION 11: NONDISCLOSURE OF CONFIDENTIAL INFORMATION. . . . . . . . . . .-32-

     11.1 Nondisclosure of Confidential Information. . . . . . . . . . . .-32-
     11.2 No Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .-33-

SECTION 12: EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . .-33-

SECTION 13: MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .-33-

     13.1 Attorney's Fees. . . . . . . . . . . . . . . . . . . . . . . . .-33-
     13.2 No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .-34-
     13.3 Survival and Incorporation of Representations. . . . . . . . . .-34-
     13.4 Incorporation by Reference . . . . . . . . . . . . . . . . . . .-34-
     13.5 Parties in Interest. . . . . . . . . . . . . . . . . . . . . . .-34-
     13.6 Amendments and Waivers . . . . . . . . . . . . . . . . . . . . .-34-
     13.7 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-34-
     13.8 Governing Law /Dispute Resolution. . . . . . . . . . . . . . . .-35-
     13.9 Representations and Warranties . . . . . . . . . . . . . . . . .-35-
    13.10 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-35-
    13.11 Fax/Counterparts . . . . . . . . . . . . . . . . . . . . . . . .-36-
    13.12 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . .-36-
    13.13 Severability . . . . . . . . . . . . . . . . . . . . . . . . . .-37-
    13.14 Good Faith Cooperation and Additional Documents. . . . . . . . .-37-
    13.15 Specific Performance . . . . . . . . . . . . . . . . . . . . . .-37-
    13.16 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .-37-
    13.17 Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-37-

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                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT ("Agreement") is made and entered into effective this 17th day of January, 2001, by and between and among XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation, ("XML"), its wholly-owned subsidiary 620486 BC LTD., a Canadian corporation ("XML Sub"), BLUESTREAM DATABASE SOFTWARE CORP., a Canadian corporation, ("BlueStream") and JAMES TIVY ("Tivy"), as the sole Shareholder of BlueStream.

                                  WITNESSETH

     WHEREAS, Tivy is the registered and beneficial owners of 129 shares of common stock of BlueStream (the "Shares"), which Shares represent one hundred percent (100%) of the issued and outstanding stock of BlueStream; and

     WHEREAS, BlueStream owes a shareholder loan (the "Shareholder Loan") of C$142,000 to Tivy; and

     WHEREAS, prior to the closing, XML shall organize a shell acquisition corporation and shall become the owner, in the aggregate, of ten (10) shares of the issued and outstanding common stock of XML Sub, which shall represent all of the issued and outstanding shares of the capital stock of XML Sub; and

     WHEREAS, XML desires to acquire BlueStream, through XML Sub, (the "Acquisition") through the acquisition of the Shares in consideration of a monetary payment and the issuance of shares of convertible preferred stock of XML Sub; and

     WHEREAS, the parties intend this Agreement and the transactions provided for herein to qualify as a tax-deferred rollover under the provisions under the Income Tax Act.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:

SECTION 1:     GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1  ACT. "Act" shall mean the Income Tax Act (Canada).

     1.2 BEST KNOWLEDGE. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have been known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known or should have known as the result of the exercise of reasonable diligence to the current directors and executive officers of the Person.

     1.3 BUSINESS DAY. "Business Day" means any day which is not a Saturday, Sunday or a permitted or required bank holiday in Vancouver, British Columbia.

     1.4 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.5 EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.6 FISCAL YEAR. "Fiscal Year" shall mean a twelve-month period beginning January 1.

     1.7 GOVERNMENTAL AUTHORITY. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.8 GOVERNMENTAL REQUIREMENT. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.9 LEGAL REQUIREMENTS. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

     1.10 OWNERSHIP INTEREST. "Ownership Interest" shall mean any form of direct or indirect interest in the ownership, equity or profits of BlueStream, XML Sub or XML, whether certificated or non-certificated, issued or unissued, contingent or otherwise, including, without limitation, the following:
shares, or the right thereto, executory rights to receive shares, options, warrants, instruments or obligations convertible into shares or profit interests.

     1.11 PERSON. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.12 SECTION. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.
     1.13 SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended

     1.14 SECURITIES LEGISLATION. "Securities Legislation" shall mean all securities legislation applicable to any of the transactions contemplated by this Agreement pursuant to U.S. or Canadian federal, state or provincial laws.

     1.15 TAXES. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2:     ACQUISITION

     2.1 EXCHANGE OF SHARES. Subject to the terms and conditions hereinafter set forth, on the Closing Date (as hereinafter defined),Tivy, as the sole shareholder of BlueStream, shall deliver to XML Sub, and XML Sub shall accept from Tivy, certificates representing one hundred percent (100%) of the issued and outstanding common stock of BlueStream (the "BlueStream Common Stock").
In exchange for the BlueStream Common Stock, XML Sub shall issue and deliver to Tivy 100,000 shares of the Series A Convertible Preferred Stock of XML Sub (the "Series A Preferred Stock" or the "Exchange Shares") and XML Sub shall pay the additional consideration contained in Section 2.3. Hereafter the exchange of the BlueStream Common Stock for the Exchange Shares and the consideration contained in Section 2.3 shall be referred to as the "Exchange" or the "Acquisition").

     2.2 DESCRIPTION OF PREFERRED STOCK. The shares of Series A Convertible Preferred Stock of XML Sub shall have the following relative rights and preferences:

          Stated Value        To be set by the directors based on the trading
                              price of XMLG at the closing date.

          Redemption          XML Sub shall have the right at any time or from
                              time to time to call any or all of the
                              outstanding shares of Series A Preferred Stock for redemption upon thirty days' prior written notice to the holder. The redemption price shall be the Stated Value per share of Preferred
                              Stock. The holder shall have until the date immediately prior to the date fixed for redemption to exercise the right to convert such shares of Preferred Stock into Common Stock.
                              Holders of the outstanding shares of Series A
                              Preferred Stock shall have no right to compel
                              XML Sub to redeem such shares.

          Dividend            None.

          Voting Rights       None.

          Conversion.         Each share of Series A Convertible Preferred
                              Stock is convertible at any time into one (1) share of common stock of XML, the parent corporation to XML Sub. The preferred stock will convert automatically into an equal number of shares of common stock of XML at the sole discretion of Tivy.

     2.3 ADDITIONAL CONSIDERATION. In addition to the issuance of the Exchange Shares provided for in Section 2.1, on the Closing Date, subject to the terms and conditions hereinafter set forth, XML Sub shall provide the following consideration to Tivy:

          (a)  XML Sub shall pay to Tivy an additional sum of US$18,000.

          (b) XML Sub and XML shall issue to Tivy a joint and several promissory note in the principal amount of US$225,000, which, without interest, shall be payable in monthly installments of US$50,000 due thirty (30) days, US$50,000 due sixty (60) days, US$50,000 due ninety (90) days and US$75,000 due one hundred and twenty (120) days following the Closing Date.

     2.4 INCOME TAX CONSIDERATIONS. Tivy and XML Sub shall jointly elect under subsection 85(1) of the Act that the Exchange shall be considered and deemed to have occurred at amounts equal to the cost amounts (as defined in the Act) plus any gain that Tivy wishes to create on the transfer of the BlueStream Common Stock to XML Sub and each of the parties shall make such filings and do such acts as may be necessary to complete a valid election as aforesaid. Each party shall be responsible for seeking its own advice in this regard.

     2.5 COMPLIANCE WITH SECURITIES LEGISLATION. The Exchange provided for in Section 2.1 above shall be undertaken in reliance upon an exemption from the registration requirements of the Securities Act and applicable Securities Legislation. XML shall take such actions as may be necessary or advisable in order consummate the Exchange in conformity with applicable laws including, without limitation, U.S. and Canadian federal and state Securities legislation; and BlueStream, together with its directors and officers, agrees to take such actions as may be necessary or advisable upon the reasonable request of XML to consummate the Exchange in conformity with such Legal Requirements.

SECTION 3:     ADDITIONAL AGREEMENTS

     3.1 SALE OF SHAREHOLDER LOAN. On the Closing date, subject to the terms and conditions herein contained, Tivy shall sell, assign and transfer to XML Sub and XML Sub shall purchase, Tivy's shareholder loan for consideration of the sum of C$125,000 or US$82,000, which amount shall be paid by XML Sub to Tivy on the Closing Date.

     3.2 ASSIGNMENT OF PATENTS AND OTHER INTELLECTUAL PROPERTY. Prior to Closing, all inventions, patents, patent applications, patents pending, patent rights, copyrights, trademarks, trade names, servicemarks, domain names and registrations thereof, websites and other know-how and intellectual property rights owned by Tivy, either alone or jointly with others, and used in the conduct of the business of BlueStream or developed in the course of his employment with BlueStream shall be irrevocably and unconditionally assigned to BlueStream, and any moral rights in any copyright shall be irrevocably and unconditionally waived in favour of BlueStream (hereafter collectively the "Intellectual Property Assignments"). The parties, together with their respective affiliates, agree to execute and deliver such instruments, documents and agreements as may be necessary to implement and effect such Intellectual Property Assignments in a manner satisfactory to the parties and their respective legal counsel.

     3.3 NOTIFICATION OF CERTAIN MATTERS. BlueStream shall give prompt notice to XML and XML shall give prompt notice to BlueStream of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate and (ii) any failure of XML or BlueStream, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and, provided further, that the failure to give such notice shall not be treated as a breach of covenant for the purposes of this Agreement unless the failure to give such notice results in material prejudice to the other party.

     3.4 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     3.5 PUBLIC ANNOUNCEMENTS. BlueStream and XML shall consult with each other before issuing any press release or other public statement with respect to the acquisition or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law if it has used reasonable efforts to first consult with the other party.

     3.6 COOPERATION IN SECURITIES FILINGS. BlueStream shall provide such information regarding BlueStream, its business, its officers, directors and affiliates, as is reasonably required by XML for purposes of preparing any notices, reports and other filings with the Commission.

     3.7 ADDITIONAL DOCUMENTS. The parties shall deliver or cause to be delivered such documents or certificates as may be necessary, in the reasonable opinion of counsel for either of the parties, to effectuate the transactions provided for in this Agreement. If at any time the parties or any of their respective successors or assigns shall determine that any further conveyance, assignment or other document or any further action is necessary desirable to further effectuate the transactions set forth herein or contemplated hereby, the parties and their officers, directors and agents shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

SECTION 4:     CLOSING

     4.1 GENERAL PROCEDURE. Subject to the terms and conditions hereinafter set forth, at the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for each party.

     4.2 TIME AND PLACE. Upon the terms and subject to the conditions set forth in this Agreement, the Exchange transactions contemplated by Section 2.1 shall be consummated and closed (the "Closing") at the offices of Legacy Tax and Trust Lawyer, 1830 1 Bentall Centre, 505 Burrard Street, Vancouver, B.C. V7X 1M6 on January 17, 2001 (herein referred to as the "Closing Date").

     4.3 EFFECTIVE DATE OF CLOSING. The actual time and place of closing and effective closing date shall be the same date.

     4.4 COVENANTS REGARDING CLOSING. BlueStream and XML each hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits to be prepared and exchanged with the other party, and its legal counsel, within ten (10) business days following the execution of this Agreement, except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished,
(ii) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement, and Exhibits hereto, to be true on and as of the Closing Date, (iii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iv) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (v) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments required hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items true and correct, provided that if any such additions or exceptions cause any of the conditions to its respective obligations hereunder as set forth herein below not to be performed, satisfied or fulfilled, such additions and exceptions shall in no way limit the rights of the parties hereto to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

     4.5 CONDITIONS TO OBLIGATION OF XML. The obligation of XML to complete the Exchange on the Closing Date on the terms set forth in this Agreement is, at the option of XML, subject to the satisfaction or written waiver by XML of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by BlueStream in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date.

          (b) COMPLIANCE WITH COVENANTS. All covenants which BlueStream is required to perform, satisfy or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

          (c) CORPORATE APPROVALS. Any action required to be taken by the Board of Directors of BlueStream or its shareholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (d) CONSENTS AND APPROVALS. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which BlueStream is a party shall require the consent of any person to the Exchange or any other transaction provided for herein, such consent shall have been obtained and XML shall have received reasonably satisfactory evidence thereof; provided, however, that BlueStream shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by XML to the extent that such condition otherwise has an effect on XML. XML shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, each Governmental Authority or Person which in the good faith judgment of XML is necessary or required with respect to the execution and delivery by BlueStream and the consummation by BlueStream of the transactions contemplated hereby.

          (e) REVIEW AND DUE DILIGENCE. XML, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of BlueStream, together with a satisfactory review of BlueStream's corporate status and BlueStream's property, all of which shall be satisfactory in form and substance to XML in its sole discretion.

          (f) NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, property or assets of BlueStream shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to BlueStream hereto has occurred, and BlueStream shall have delivered to XML a certificate dated as of the Closing Date to such effect.

          (g) UPDATE OF CONTRACTS. BlueStream shall have delivered to XML an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibit 4.5(g) entered into since the date of this Agreement; and (ii) all other agreements, contracts and commitments related to the businesses or the assets of BlueStream entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "BlueStream New Contracts"). XML shall have had the opportunity to review and approve the BlueStream New Contracts of the other, and any of the Companies shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the BlueStream New Contracts.

          (h) NO ADVERSE INFORMATION. The investigations with respect to BlueStream, the assets and the respective businesses performed by XML's respective professional advisors and other representatives shall not have revealed any information concerning BlueStream, its assets, liabilities or its business that has not been made known to XML, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

          (i) ORDINARY COURSE OF BUSINESS. During the period from the date of this Agreement until the Closing Date, BlueStream shall have carried on its business in the ordinary and usual course, and shall have delivered to XML a certificate to that effect.

          (j) LIENS. XML shall obtain, at XML's expense, a reasonably current lien and judgment search (both Federal and Provincial levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens ("Liens") affecting any of its business or assets, except for liens acceptable to XML.

          (k) APPROVAL OF COUNSEL. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by Neuman & Drennen, llc, counsel to XML.

          (l) OTHER DOCUMENTS. BlueStream shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as XML or its attorneys may have reasonably requested.

          (m) COMPLIANCE WITH SECURITIES LAWS. XML shall have undertaken all actions necessary or advisable to consummate the Exchange in conformity with all Governmental Requirements including, without limitation, applicable federal and state securities laws.

          (n) SHAREHOLDER ASSIGNMENTS. At Closing, not less than one hundred percent (100%) of the combined voting power of the issued and outstanding shares of BlueStream Common Stock shall have been delivered for exchange pursuant to Section 2 of this Agreement. The surrendering BlueStream shareholder shall have executed and delivered to XML Assignments substantially in the form of Exhibit 4.5(n) hereto assigning to XML his BlueStream Common Stock.

          (o) APPRAISAL RIGHTS AND/OR DISSENTERS' RIGHTS. At or prior to Closing, no beneficial or record owner of any outstanding shares of BlueStream Common Stock shall have exercised or shall have given notice to XML or BlueStream of their intent to exercise any rights under applicable state law, if any, to dissent from the Exchange or obtain the payment of the fair market value of such shares of BlueStream Common Stock in lieu of participating in the Exchange in accordance with the terms and subject to the conditions set forth herein.

          (p) NON-DISCLOSURE. On or prior to Closing, all current directors, officers and other personnel of XML and all agents, advisors and consultants to XML with access to the XML Registered Rights and the XML Proprietary Information and/or the BlueStream Registered Rights and the BlueStream Proprietary Information, shall have executed and delivered to XML a confidential information agreement restricting such person's right to disclose any confidential or proprietary information of XML or of BlueStream.

          (q) FINANCIAL ADVISORY FEES. At or prior to Closing, all obligations or commitments of XML and BlueStream to their respective financial advisors and investment bankers shall have been paid or otherwise satisfied upon terms satisfactory to the parties, and XML and BlueStream shall each have been delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from its advisors or other third parties as each may deem reasonable, necessary or advisable.

          (r) NON-COMPETITION AGREEMENT. At Closing, Tivy shall execute and deliver to XML a Non-Competition Agreement substantially in the form of
Exhibit 4.5(r) hereto.

          (s) EMPLOYMENT AGREEMENT. Tivy shall have executed and delivered an Employment Agreement substantially in the form of Exhibit 4.5(s) hereto pursuant to which Tivy shall have agreed to be employed by XML or one of its subsidiaries upon terms and conditions satisfactory to XML. Such Employment Agreement shall provide that Tivy shall be paid a base salary of C$92,000 per year and shall be entitled to participate in XML's fringe benefit plans subject to the terms and eligibility requirements of such plans. In addition, XML shall grant to Tivy incentive stock options exercisable to purchase 100,000 shares of XML common stock at an exercise price equal to the average of the closing bid and ask prices of XML common stock on the over-the-counter market on the Closing Date. The options shall be subject to vesting, subject to Tivy's continued employment on each vesting date, as follows: 34,000 options shall vest on July 1, 2001; 33,000 options shall vest on January 1, 2002; and 33,000 options shall vest on July 1, 2002.

          (t) INTELLECTUAL PROPERTY ASSIGNMENTS. The Intellectual Property Assignments more fully described in Section 3.1 hereof shall have been duly executed, delivered and filed in the appropriate governmental offices to the satisfaction of XML and its legal counsel.

          (u) SHAREHOLDER RELEASE. Tivy shall execute a release in favour of BlueStream in a form acceptable to XML and its counsel.

     4.6  CONDITIONS TO OBLIGATION OF BLUESTREAM AND SHAREHOLDER.   The
obligations of BlueStream and Tivy on the Closing Date under the terms set forth in this Agreement are, at the option of BlueStream and Tivy subject to the satisfaction or written waiver by BlueStream and Tivy of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by XML in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date.

          (b) COMPLIANCE WITH COVENANTS. All covenants which XML are required to perform, satisfy or comply with on or before the Closing Date shall have been fully complied with or performed in all material respects.

          (c) CORPORATE APPROVALS. Any action required to be taken by the Board of Directors of XML and shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (d) CONSENTS AND APPROVALS. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which XML is a party shall require the consent of any person to any transaction provided for herein, such consent shall have been obtained and BlueStream shall have received reasonably satisfactory evidence thereof; provided, however, that XML shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by BlueStream to the extent that such condition otherwise has an effect on BlueStream or XML. BlueStream shall have been furnished with evidence satisfactory to it of the timely consent or approval of, filing with or notice to, each Governmental Authority or Person which in the good faith judgment of BlueStream is necessary or required with respect to the execution and delivery by XML and the consummation by XML of the transactions contemplated hereby.

          (e) REVIEW AND DUE DILIGENCE. BlueStream, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of XML, its assets and liabilities, together with a satisfactory review of XML's corporate status and the marketability of title to XML's property, all of which shall be satisfactory in form and substance to BlueStream in its sole discretion.

          (f) NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, property, assets or liabilities of XML shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to XML hereto has occurred, and XML shall have delivered to BlueStream a certificate dated as of the Closing Date to such effect.

          (g) NO ADVERSE INFORMATION. The investigations with respect to XML, the assets, liabilities and their respective businesses performed by BlueStream's respective professional advisors and other representatives shall not have revealed any information concerning XML, its assets, liabilities or business that has not been made known to BlueStream, in writing prior to the date of this Agreement and that, in the opinion of BlueStream and its advisors, materially and adversely affects the business, liabilities or assets of XML or the viability of the transactions contemplated by this Agreement.

          (h) OTHER DOCUMENTS. XML shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as BlueStream or its attorneys may have reasonably requested.

          (i) COMPLIANCE WITH SECURITIES LAWS. XML shall otherwise have undertaken all actions necessary or advisable to consummate the Exchange in conformity with all Governmental Requirements, including, without limitation, applicable federal and state securities laws.

          (j) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect.

          (k) EMPLOYMENT AGREEMENT. Tivy shall have executed and delivered an Employment Agreement substantially in the form of Exhibit 4.6(k) hereto pursuant to which Tivy shall have agreed to be employed by XML or one of its subsidiaries upon terms and conditions satisfactory to Tivy.

     4/7 SPECIFIC ITEMS TO BE DELIVERED AT THE CLOSING. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

          (a)  To be delivered by BlueStream:

               (i) A certificate dated the Closing Date of BlueStream, signed by the President of BlueStream stating that the representations and warranties of BlueStream set forth in this Agreement are true and correct in all material respects. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (ii) A certificate dated the Closing Date of BlueStream, signed by the President and the Chief Financial Officer of BlueStream, in form and substance satisfactory to XML and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of BlueStream to close, have been fulfilled or waived in writing, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

              (iii) Certificates dated the Closing Date of BlueStream, signed by the Secretary of BlueStream, (i) certifying attached copies of resolutions duly adopted by the Board of Directors of BlueStream, authorizing the execution of this Agreement and the other transactions to be consummated pursuant thereto; (i) certifying the names and incumbency of the officers of BlueStream who executed the Agreement and any certificates delivered pursuant to this Section 4.7(a) for and on behalf of BlueStream; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of BlueStream; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

          (b)  To be delivered by Tivy:

               (i) Certificate or certificates representing one hundred percent (100%) of the issued and outstanding common shares of BlueStream, which stock certificates shall be endorsed in favor of XML Sub.

               (ii) Assignments, if any, with unconditional warranties of title, duly executed by Tivy, assigning to XML Sub any and all equity rights, including, but not limited to, options, warrants, puts and so forth, which Tivy may own in BlueStream at the time of Closing.

              (iii) Certificate of Tivy in which he states that he owns the shares and other rights of BlueStream free and clear of all liens, encumbrances, security interests and limitations on transfer whatsoever.

               (iv) Certificate of Tivy confirming the accuracy, as of the
                    Closing Date, of the representations and warranties of Tivy set forth in this Agreement.

               (v)  The Employment Agreement substantially in the form of
                    Exhibit 4.6(k) hereto.

               (vi) Tivy's Non-Competition Agreement substantially in the form of Exhibit 4.5(r) hereto.

              (vii) The Intellectual Property Assignments.

             (viii) The Shareholder Release.

          (c)  To be delivered by XML:

               (i) Certificate or certificates representing the Exchange Shares; and

               (ii) A certificate dated the Closing Date of XML, signed by the
                    President of XML stating that the representations and warranties of XML set forth in this Agreement are true and correct in all material respects. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

              (iii) A certificate dated the Closing Date of XML, signed by the
                    Chief Executive Officer and the Chief Financial Officer of XML, in form and substance satisfactory to BlueStream and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of XML to close, have been fulfilled or waived in writing, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (iv) Certificates dated the Closing Date of XML, signed by the
                    Secretary of XML, (i) certifying attached copies of resolutions duly adopted by the Board of Directors of XML, authorizing the execution of this Agreement and the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of XML who executed the Agreement and any certificates delivered pursuant to this Section for and on behalf of XML; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of XML and its Subsidiaries; and
                    (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which XML and its Subsidiaries are qualified to conduct business.
               (v)  The Employment Agreement referred to in Section 4.5(s);

               (vi) The Promissory Note referred to in Section 2.3(b).

              (vii) US$18,000.00  pursuant to Section 2.3(a). and

             (viii) US$82,000.00 pursuant to Section 3.1.

               (ix) Share certificates for the shares referred to in Section
                    2.1.

SECTION 5:     REPRESENTATIONS AND WARRANTIES BY BLUESTREAM AND TIVY

     As a material inducement to XML to enter into this Agreement and with the understanding and expectations that XML will be relying thereon in consummating the Exchange contemplated hereunder, BlueStream and Tivy (hereinafter collectively referred to as the "Corporation" or "BlueStream" for the purposes of this Section 5 only) jointly and severally represent and warrant as follows:

     5.1 ORGANIZATION AND STANDING. BlueStream is a corporation duly organized, validly existing and in good standing under the laws of Canada and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     5.2 SUBSIDIARIES, ETC. BlueStream does not have any direct or indirect Ownership Interest in any corporation, partnership, joint venture, association or other business enterprise.

     5.3 QUALIFICATION. Except as set forth on Exhibit 5.3 and for any jurisdiction where the failure to be qualified to engage in business as a foreign corporation would not have a materially adverse affect on the Corporation, the Corporation is not qualified to engage in business as a foreign corporation in any jurisdiction and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     5.4 CORPORATE AUTHORITY. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Corporation with any on the provisions hereof will:

          (a) Conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws;

          (b) Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by XML; or

          (c) Violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby.

     5.5 FINANCIAL STATEMENTS. Except as otherwise provided, the following statements will be attached to this Agreement as Exhibit 5.5:

          (a) Unaudited financial statements of the Corporation containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and for the fiscal year ended December 31, 1999 and eleven months ended November 30, 2000.

          Such financial statements, together with and subject to the disclosures and notes thereto: (i) are in accordance with the books and records of the Corporation; (i) present fairly and accurately the financial condition of the Corporation as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and
(v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of the Corporation, and of the results of operations of the Corporation for the periods covered by such statements.

          As of the date hereof and as of the Closing Date, the Corporation does not have any liabilities or payables (absolute or contingent, known or unknown), except for liabilities or payables set forth in the Financial Statements or otherwise disclosed in writing to XML.

     5.6 FINANCIAL INFORMATION. In connection with the investigations performed by and audit to be undertaken by XML of BlueStream, BlueStream furnished certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by Buyer and its auditors necessary to undertake the complete audited financial examinations. BlueStream and Tivy jointly and severally represent and warrant that any and all such information furnished in connection with the conduct of such investigations and audits shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operation of the business for the respective periods covered by the audits.

     5.7 CAPITALIZATION OF THE CORPORATION. The authorized capital stock of BlueStream consists of 10,000 Class A common shares without par value, 10,000 Class B common shares and 1,000,000 Class C preferred shares, of which 129 Class A common shares are issued and outstanding. James Tivy is the sold shareholder. All issued and outstanding shares of BlueStream Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no other outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreement of any character or nature under which the Company is or may become obligated to issue any shares of its capital stock of any kind, other than those shares indicated in this Section as presently outstanding and shares issuable in accordance with the terms of this Agreement.

     5.8  TAXES.

          (a) Except for the 1999 T2 Corporation income tax return, draft copy of which has been provided to XML, the Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by any governmental authority or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports; and

          (b) The Corporation has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. The Corporation is not currently undergoing any audit conducted by any taxing authority and has received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by the Corporation.

     5.9 NO ACTIONS, PROCEEDINGS, ETC. There is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or to its knowledge threatened by or against the Corporation which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. The Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     5.10 POST BALANCE SHEET CHANGES.  Except as set forth on the attached
Exhibit 5.10 and as contemplated by this Agreement, since November 30, 2000, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     5.11 NO BREACHES. The Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause BlueStream to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporation's assets are subject.

     5.12 CONDITION OF THE CORPORATION'S ASSETS. BlueStream's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the
operation or values of such assets taken as a whole.   No person other than
BlueStream (including any officer or employee of the Corporation) has any proprietary interest in any know-how or other intangible assets used by the Corporation in the conduct of its business.

     5.13 INVENTORY. All inventories reflected in the Financial Statements in excess of the reserves for excess or obsolete inventories are stated at the lowest of cost, replacement cost or market and, as so stated, are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of the Corporation, without discounts other than normal trade discounts regularly offered by the Corporation, for prompt payment or quantity purchase.

     5.14 ACCOUNTS RECEIVABLE. The accounts receivable of the Corporation represent valid and enforceable obligations due to the Corporation and, except to the extent of the reserve reflected in the latest financial statements, shall be collectible by the Corporation in the ordinary course of business. The Corporation has not received any notice of any material counterclaim or set-off with respect to such accounts receivable.

     5.15 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of BlueStream, has been duly executed and delivered by an authorized officer of BlueStream, and is a valid and binding Agreement on the part of BlueStream that is enforceable against BlueStream in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     5.16 REGISTERED RIGHTS AND PROPRIETARY INFORMATION.

          (a) Exhibit 5.16 hereto contains a true and complete list of all patents, letters patent and patent applications and patents pending, service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to BlueStream with respect to the foregoing, both domestic and foreign, claimed by BlueStream or used or proposed to be used by BlueStream in the conduct of its business (collectively herein, "BlueStream Registered Rights"). Exhibit
5.16 hereto also contains a true and complete list of all and every trade secret, know-how, computer software, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of BlueStream's business (hereafter collectively the "BlueStream Proprietary Information"). Except as described in Exhibit 5.16 hereto, BlueStream is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any BlueStream Registered Right or BlueStream Proprietary Information with respect to the use thereof in the conduct of its business or otherwise.

          (b) Except as described in Exhibit 5.16 hereto, to BlueStream and Tivy's Best Knowledge, BlueStream owns and has the unrestricted right to use the BlueStream Registered Rights and BlueStream Proprietary Information free and clear of any right, title, interest, equity or claim of others. BlueStream and Tivy each agree to take all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of BlueStream and others with access to or knowledge of the BlueStream Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the BlueStream Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of its business.

          (c) Except as described in Exhibit 5.16 hereto, neither BlueStream nor Tivy has sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any BlueStream Proprietary Information, or any BlueStream Registered Right, or any interest therein. Exhibit 5.16 contains a true and complete list and description of all licenses of BlueStream Proprietary Information granted to BlueStream by others or to others by BlueStream. Except as described in Exhibit 5.16 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of BlueStream in respect of any BlueStream Registered Rights or BlueStream Proprietary Information. Neither Tivy nor BlueStream is aware of any facts that indicate a likelihood of any infringement of misappropriation by any third party with respect to the BlueStream Registered Rights or the BlueStream Proprietary Information.

          (d) Except as described in Exhibit 5.16 hereto, BlueStream owns and on the Closing Date shall own, has and shall have, holds and shall hold, exclusively all right, title and interest in the BlueStream Registered Rights and the BlueStream Proprietary Information, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the BlueStream Registered Rights and the BlueStream Proprietary Information. To the Best Knowledge of Tivy and BlueStream, the marketing, promotion, distribution or sale by BlueStream of any products or interests subject to the BlueStream Registered Rights or making use of BlueStream Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by the Corporation. Except as described in Exhibit 5.16 hereto, to the knowledge of Tivy and BlueStream after due inquiry no facts or circumstances exist that could result in the invalidation of any of the BlueStream Registered Rights or that could have a detrimental effect on the value of the BlueStream Proprietary Information.

     5.17 CHANGES IN SUPPLIERS AND CUSTOMERS. The Corporation is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to the Corporation intends to cease selling such products to the Corporation nor is the Corporation aware of any fact which indicates that any major customer of the Corporation intends to terminate its business relations with the Corporation.

     5.18 NO LIENS OR ENCUMBRANCES. The Corporation has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever except as set forth on the attached Exhibit 5.18 and except for such property and assets as may be leased by BlueStream.

     5.19 EMPLOYEE MATTERS. Exhibit 5.19 attached hereto contains a true, complete and accurate list of all employees of the Corporation and the remuneration of each (including wages, salaries and fringe benefits). The Corporation has no information or facts indicating that any employee listed on
Exhibit 5.19 intends to terminate his/her employment relationship with the Corporation prior or subsequent to the Closing Date, except as may be required by this Agreement. Except as specifically described on Exhibit 5.19, the Corporation has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of the ERISA. The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. The Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had a material adverse effect on the Corporation, its business or assets. Except as set forth in Exhibit 5.19, the Corporation has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in connection with its business, and between the date of this Agreement and the Closing Date, the Corporation will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in the conduct of its business, without the prior written consent of all parties hereto.

     5.19A     LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.  BlueStream has not
received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to BlueStream which might result in the aggregate in money damages payable by BlueStream in excess of insurance coverage or which might result in a permanent injunction against BlueStream. BlueStream has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of BlueStream, the violation of which might materially and adversely affect it. BlueStream is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of BlueStream.

     5.19B     CONTRACT SCHEDULES.  Attached as Exhibit 5.21 hereto is an accurate list of the following:

          (a) All contracts, leases, agreements, covenants, licenses, instruments or commitments of BlueStream pertaining to the business of BlueStream calling for the payment of Five Thousand Dollars (US$5,000) or more or which is otherwise material to the business of BlueStream, including, without limitation, the following:

               (i) Licenses and contracts held in the ordinary course of business;

               (ii) Executory contracts for the purchase, sale or lease of any assets;

             (iii)  Management or consulting contracts;

               (iv) Patent, trademark and copyright applications, patents pending, registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;

               (v) Note agreements, loan agreements, indentures and the like, other than those entered into and executed in the ordinary course of business;

               (vi) All sales, agency, distributorship or franchise
                    agreements; and

              (vii) Any other contracts not in the ordinary course of
                    business.

          (b) All labor contracts, employment agreements and collective bargaining agreements to which BlueStream is a party.

          (c) All instruments evidencing any liens or security interest securing any indebtedness of BlueStream covering any asset of BlueStream.

          (d) All profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of the Corporation.

          (e) Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of BlueStream.

          Except as set forth in Exhibit 5.21, all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting the enforcement of contracts generally, and there is no existing material default thereunder or breach thereof by the Corporation, or to BlueStream's knowledge by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Corporation or by any other party to the contracts.

     5.20 LABOR MATTERS. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of BlueStream or any of its agent or employees, threatened against BlueStream.

     5.21 INSURANCE. BlueStream does not maintain insurance coverage on its assets and business.

     5.22 ENVIRONMENTAL. BlueStream has never owned or operated any real property except for leased office space:

          (a) To the Best Knowledge of BlueStream, no real property (or the subsurface soil and the ground water thereunder) now or previously leased by BlueStream (the "Leased Premises") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

          (b) To the Best Knowledge of BlueStream, there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Leased Premises, now or in the past;

          (c) BlueStream is not aware of any pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Leased Premises, or the generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

          (d) BlueStream has not received any written notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance;

          (e) To the Best Knowledge of BlueStream, there have been no communications or agreements with any Governmental Authority or agency (federal, state, or local) or any private person or entity (including, without limitation, any prior owner of the Leased Premises and any present or former occupant or tenant of the Leased Premises) relating in any way to the presence, release, threat of release, placement on or in the Leased Premises, or any generation, transportation, storage, treatment or disposal at the Leased Premises, of any Hazardous Substance. BlueStream further agrees and covenants that BlueStream will not store or deposit on, otherwise release or bring onto or beneath, the Leased Premises any Hazardous Substance prior to the Closing Date; and

          (f) There is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, to BlueStream's Best Knowledge, threatened, against BlueStream, and BlueStream knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to BlueStream's compliance with environmental laws, regulations, rules, guidelines and ordinances.

          For purposes of this Section 5.24, "Hazardous Substance" shall mean and include (i) hazardous wastes and hazardous substances as specified under any Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and (ii) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of, the Leased Premises, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this Section 5.24, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (a) fuel oil and natural gas for heating, (b) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (c) materials routinely used in the day-to-day operations of an office, such as copier toner, (d) consumer products, (e) material reasonably necessary and customarily used in construction and repair of an office project, and (f) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

     5.23 DISCLOSURE OF INFORMATION. The Corporation represents and warrants that all statements, data and other written information provided by it to any party hereto as well as their respective consultants and representatives have been accurate copies or true originals. The Corporation represents and warrants that, to its Best Knowledge, (i) there exists no material information concerning the Corporation which has been requested but not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and (i) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.

     5.24 REPRESENTATION AND WARRANTIES. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 11.5(a) hereof regardless of any investigation at any time made by or on behalf of XML and shall not be deemed merged in any document or instruction so executed and/or delivered by BlueStream or Tivy.

SECTION 6:      COVENANTS OF BLUESTREAM AND TIVY

     6.1 PRESERVATION OF BUSINESS. Until Closing, Tivy shall use his best efforts to cause BlueStream to:

          (a) Preserve intact the present business organization of BlueStream;

          (b) Maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

          (c) Preserve and protect the goodwill and advantageous relationships of BlueStream with its customers and all other persons having business dealings with BlueStream, and to safeguard and maintain the secrecy and confidentiality of, and BlueStream's proprietary rights in, the BlueStream Proprietary Information and all related documentation and intellectual property rights therein;

          (d) Preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of BlueStream; and

          (e)  Comply with all laws applicable to the conduct of its business

     6.2 ORDINARY COURSE. Until Closing, BlueStream shall conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, BlueStream shall not, with respect to
BlueStream:

          (a) Sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

          (b) Incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business.

     6.3 NEGATIVE COVENANTS. Until Closing, except as contemplated by this Agreement or disclosed in exhibits to this Agreement, from the date hereof until the Closing Date, unless and until XML otherwise consents in writing, BlueStream will not (a) change or alter the physical contents or character of the tangible and intangible assets so as to materially affect the nature of BlueStream's business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Tivy or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or
(i) enter into any material transactions or series of transactions other than in the ordinary course of business.

     6.4  ADDITIONAL COVENANTS.

          (a) BlueStream will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property or business of BlueStream or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if BlueStream shall have set aside on its books adequate reserves therefor; and provided, further, that BlueStream will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. BlueStream will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of BlueStream;

          (b) BlueStream will keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and BlueStream will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

          (c) BlueStream will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with its past practices consistently applied;

          (d) BlueStream will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

          (e) BlueStream shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by BlueStream to be necessary to the conduct of its business;

          (f) BlueStream will, consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

          (g) BlueStream shall deliver to XML copies of its statements of operation and financial condition and similar statements as and when prepared (if at all) in the ordinary course of its business.

     6.5 ACCESS TO BOOKS AND RECORDS, PREMISES, ETC. From the date of this Agreement through the Closing Date, BlueStream will grant XML and its authorized representatives reasonable access to its books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours and in a manner not to disrupt or interfere with BlueStream's business relationships for purposes of enabling XML to fully investigate the business of BlueStream. BlueStream will also deliver copies of its monthly statements of operations and financial condition for the period subsequent to its financial statements referred to in
Section 5.5 to XML within a reasonable time of such statements becoming available.

     6.6 COMPENSATION. Except as contemplated by this Agreement, BlueStream shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of BlueStream prior to the Closing Date, except for any extensions of said contracts or agreements on substantially the same terms and conditions as were previously in effect.

     6.7  NO SOLICITATION.

          (a) Except in connection with the transactions contemplated by this Agreement, BlueStream shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, BlueStream or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (i) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of BlueStream or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of BlueStream or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by BlueStream. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving BlueStream or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of BlueStream or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except upon a material breach of this Agreement by XML or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of BlueStream nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to XML, the approval or recommendation by such Board of Directors of any such committee of this Agreement or the Exchange or
(i) approve or recommend, or propose to approve or recommend, any takeover proposal.

          (c) BlueStream promptly shall advise XML orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. BlueStream will keep XML fully informed of the status and details of any such takeover proposal or inquiry.

          (d) The provisions of this Section 6.7 shall not be construed to prevent any investment banker, attorney or other advisor or representative of BlueStream to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

     6.8 LEGAL AND TAX CONSIDERATIONS. Tivy and BlueStream covenant and agree that they have had an opportunity to consult and have consulted with their legal and tax advisors in connection with the transactions provided for herein and have relied exclusively on the counsel and advice of such advisors in connection with their decision to proceed with the transactions herein. Tivy and BlueStream disclaim that they have relied in whole or in part on the guidance or advice of XML or its representatives in connection with assessing the legal and tax consequences of the transactions herein and agree to hold harmless XML, together with is officers, directors, representatives, agents, accountants and attorneys from any claim or liability with respect to such consequences.

SECTION 7:     REPRESENTATIONS AND WARRANTIES OF XML

     As a material inducement to BlueStream to enter into this Agreement and with the understanding and expectations that BlueStream will be relying thereon in consummating the Exchange contemplated hereunder, XML (hereinafter XML shall be referred to as the "Corporation" unless the context otherwise requires for the purposes of this Section 7 only) hereby represents and warrants as follows:

     7.1 ORGANIZATION AND STANDING. XML is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     7.2 SUBSIDIARIES, ETC. Except as set forth on Exhibit 7.2 hereto, the Corporation does not have any direct or indirect Ownership Interest in any corporation, partnership, joint venture, association or other business enterprise.

     7.3 QUALIFICATION. Except as set forth on Exhibit 7.3 and for any jurisdiction where the failure to be qualified to engage in business as a foreign corporation would not have a material adverse effect on the corporation, the Corporation is not qualified to engage in business as a foreign corporation in any state other than Colorado, and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     7.4 CORPORATE AUTHORITY. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by XML with any on the provisions hereof will:

          (a) Conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws or similar documents of any Subsidiary;

          (b) Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by BlueStream; or

          (c) Violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby, except for possible notice under plant closing laws.

     7.5 SEC DOCUMENTS, FINANCIAL STATEMENTS. The Common Stock of XML is registered pursuant to Section 12(g) of the Exchange Act.

          As of their respective dates, all of XML's reports, statements and other filings with the Commission (the "SEC Documents") complied in all material respects with the requirements of the Act or the Exchange Act as the case may be and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of XML included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except
(i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of XML as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     7.6 NO BREACHES. XML is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which XML is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause XML or any Subsidiary to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which XML is, was or may be bound or to which any of XML's assets are subject.

     7.7 BLUESTREAM LIABILITIES. Following the Closing Date, XML and XML Sub shall satisfy or shall cause BlueStream to satisfy all outstanding liabilities of BlueStream on the Closing Date which Tivy warrants and represents shall be limited to:

          (a) those liabilities disclosed under the terms of this Agreement and in the book and records of BlueStream disclosed to XML;
          (b) a line of credit owing to the bank not exceeding $25,000.00 Canadian funds;
          (c)  GST not exceeding $5,200.00 Canadian funds;
          (d) ordinary business payables in the approximate sum of $10,000.00 Canadian funds;
          (e) office rent for February 2001 of approximately $900.00 Canadian funds.

          (collectively the "BlueStream Liabilities" as explicitly set out on Exhibit 7.7)

     7.8 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW. XML has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to XML which might result in the aggregate in money damages payable by XML in excess of insurance coverage or which might result in a permanent injunction against XML. XML has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of the Corporation, the violation of which might materially and adversely affect it. XML is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the businesses, operations, prospects, property, assets or condition, financial or otherwise, of XML.

SECTION 8:     REPRESENTATIONS AND WARRANTIES OF TIVY

     Tivy represents and warrants to XML that, as of the date of this Agreement, and as of the date of Closing, the following are true and accurate:

     8.1 SHARE OWNERSHIP. Tivy owns the number of shares of the common stock of BlueStream, a Canadian corporation, set forth in Exhibit 8.1 hereof, which shares are fully paid, non-assessable and will be transferred and assigned to XML Sub free and clear of any claims, liens, and encumbrances or other restrictions which would in any way impair their right to effectively sell or transfer such shares.

     8.2 RIGHTS OWNERSHIP. Tivy is the beneficial owner of the equity rights, including, but not limited to, options, warrants, puts and the like, in BlueStream, as are set forth on Exhibit 8.2 hereto. The rights set forth on Exhibit 8.2 are owned by Tivy and will be assigned to XML free and clear of any claims, liens, and encumbrances or other restrictions which would in any way impair the entitlements represented thereby. Except as set forth on
Exhibit 8.2, Tivy owns no other equity rights in BlueStream and has no other claim against BlueStream of any nature whatsoever.

     8.3 RESTRICTION ON FUTURE TRANSFER. There are no restrictions on the transferability of the shares of BlueStream common stock being transferred to XML Sub imposed by or pursuant to the company's Articles of Incorporation, Bylaws or by any other agreements to which Tivy or BlueStream is a party, except for restrictions imposed by or on account of federal and state securities laws.

     8.4 UNREGISTERED STOCK. Tivy represents that he understands that the XML Sub Preferred Stock has not been registered for sale under federal or state securities laws and that said securities are being issued to Tivy pursuant to a claimed exemption from the registration requirements of such laws. Tivy understands that in order to maintain such exemption it must be acquiring the stock with no view to making a public distribution of said securities, and the representations and warranties contained in this Section 8 are given with the intention that XML Sub may rely thereon for purposes of claiming such exemption; and that they understand that they must bear the economic risk of their investment in the XML Sub Preferred Stock for a substantial period of time, because the XML Sub Preferred Stock has not been registered under the federal or state securities laws, and, cannot be sold unless subsequently registered under such laws or unless an exemption from such registration is available.

     8.5 STOCK ACQUIRED FOR INVESTMENT; LIMITATIONS ON DISPOSITIONS. Tivy represents that he is acquiring the Preferred Stock for its own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Tivy agrees that the stock will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by it unless
(i) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (i) there is presented to XML an opinion of counsel for Tivy reasonably satisfactory to XML that such registration is not required, or (iii) there is presented to XML a letter from the Securities and Exchange Commission (said Commission having been informed of all relevant circumstances) to the effect that in the event the stock is transferred by Tivy without such registration, the Commission or the staff will not recommend any action. Tivy further agrees that the stock will not be offered for sale, sold or otherwise transferred unless, in the opinion of legal counsel for XML, such sale or disposition does not, and will not, violate any provisions of any other federal or state securities law or regulation. Tivy consents that any transfer agent of XML may be instructed not to transfer any of the stock unless it receives satisfactory evidence of compliance with the foregoing provisions and that there may be endorsed upon any certificates (or instruments issued in substitution therefor), XML's regular legend regarding the sale of restricted securities.

SECTION 9:     TERMINATION

     9.1 TERMINATION. This Agreement may be terminated and abandoned solely as follows:

          (a) At any time until the Closing Date by the mutual agreement of XML and BlueStream.

          (b) By any party hereto, if for any reason the parties have failed to close this Agreement on or before January 17, 2001, provided that the party requesting termination is not then in default thereunder.

          (c) By any party hereof, if the other party shall have breached any representation, warranty or covenant contained in this Agreement and shall have failed to cure such breach within ten (10) days following written notice thereof by the party seeking termination.

          In the event of any termination pursuant to this Section 9.1(b) or
(c), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to all of the other parties hereto.

     9.2 EFFECT OF TERMINATION. If the Exchange is terminated and abandoned as provided for in this Section 9, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement; provided, however, that no such termination shall terminate or limit the rights of any such terminating party to enforce any remedy otherwise available for any breach hereof.

SECTION 10:    INDEMNIFICATION AND REMEDIES FOR BREACH

     10.1 INDEMNIFICATION BY XML.

          (a) XML and XML Sub shall jointly and severally indemnify and hold Tivy and BlueStream harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of XML under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement, or any noncompliance on the part of XML with applicable law.

               (ii) Any and all liabilities of XML and the BlueStream
                    Liabilities as defined in Section 7.7 of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from Tivy's failure to perform or discharge, when due, Tivy's and BlueStream's future obligations; and

              (iii) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by Tivy and/or BlueStream of notice of any claim asserted by a third party that may give rise to XML's liability to Tivy and/or BlueStream under this Section, Tivy and/or BlueStream shall give to XML written notice of such claim, and XML shall be entitled to participate at its own expense in the defense of any such claim. Tivy and/or BlueStream shall not pay, acknowledge, compromise or settle any such claim without the written consent of XML, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of XML from any liability.

     10.2 INDEMNIFICATION BY TIVY.

          (a) Tivy shall defend, indemnify and hold XML harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of Tivy under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by him under this Agreement.

               (ii) Any and all liabilities of Tivy of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from XML's failure to perform or discharge, when due, XML's future obligations;

              (iii) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by XML of notice of any claim asserted by a third party that may give rise to Tivy's liability to XML under this Section, XML shall give to Tivy written notice of such claim and Tivy shall be entitled to participate at its own expense in the defense of any such claim. XML shall not pay, acknowledge, compromise or settle any such claim without the written consent of Tivy, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of Tivy from any liability.

     10.3 INDEMNIFICATION BY BLUESTREAM.

          (a) BlueStream shall defend, indemnify and hold XML harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of BlueStream under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement.

               (ii) Any and all liabilities of BlueStream of any nature
                    whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from XML's failure to perform or discharge, when due, XML's future obligations;

             (iii) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

          (b) Promptly after the receipt by XML of notice of any claim asserted by a third party that may give rise to BlueStream's liability to XML under this Section, XML shall give to BlueStream written notice of such claim and BlueStream shall be entitled to participate at its own expense in the defense of any such claim. XML shall not pay, acknowledge, compromise or settle any such claim without the written consent of BlueStream, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of BlueStream from any liability.

     10.4 ADDITIONAL NOTICE.  Notwithstanding the provisions of Sections 10.1,
10.2 or 10.3 above, promptly after the receipt by any party hereto of notice of any claim asserted by a third party that may give rise to the liability of any party for which the right to indemnification may be claimed under this Section, such party shall give to each other party written notice of such claim as soon as practicable. The provisions of this Section 10.4 in addition to and not in lieu of the covenants of the parties contained in Sections 10.1,
10.2 or 10.3 above.

     10.5 DETERMINATION OF DAMAGES AND RELATED MATTERS.

          (a) Upon the occurrence of any event which would give rise to a claim by XML against, or to a right of defense and indemnity against Tivy pursuant to this Section 10.5, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which Tivy may become obligated to XML hereunder, XML shall give notice to Tivy of the occurrence of such event and shall identify XML's choice of counsel to represent such investigation, claim or proceedings, provided that the failure of XML to give notice shall not affect the indemnification obligations of Tivy hereunder. XML shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of XML's choice (who shall be reasonably acceptable to a representative of Tivy). Tivy shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of their choice.

          (b) As XML incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, XML shall forward to Tivy notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to XML within ten (10) days of such notice.

          (c) Upon the occurrence of any event which would give rise to a claim by BlueStream and/or Tivy against, or to a right of defense and indemnity against XML pursuant to this Section 11.5, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which XML may become obligated to BlueStream and/or Tivy hereunder, BlueStream and/or Tivy shall give notice to XML of the occurrence of such event and shall identify their choice of counsel to represent such investigation, claim or proceedings, provided that the failure of either or both of them to give notice shall not affect the indemnification obligations of XML hereunder. BlueStream and/or Tivy shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of their choice (who shall be reasonably acceptable to a representative of XML). XML shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice.

          (d) As BlueStream and/or Tivy incur expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, BlueStream and/or Tivy shall forward to XML notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and shall be required to pay all of the sums so due and owing to BlueStream and/or Tivy by certified or bank cashier's check within ten (10) days of such notice.

     10.6 REMEDIES FOR BREACH. In the event of any breach of any of the provisions of this Agreement, including but not limited to any breach of any covenant, warranty or representation made by any party hereto, the breaching or defaulting party shall be liable pursuant to the provisions of 10.1, 10.2
or 10.3 above.   In the event of any material breach by any party of any
provision under this Agreement, either party may file suit. Nothing contained in this Agreement shall be deemed to preclude a party to sue for or seek specific performance of the provisions of this Agreement in the appropriate circumstance.

SECTION 11:    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     11.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Each of the parties hereto recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the confidential information of the other Companies (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the Companies. Information received by the other party or its representatives shall not be deemed Confidential Information and afforded the protections of this Section 12.1 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (i) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the parties hereto agrees that it shall not disclose, and that it shall use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the Companies who agree to be bound by this confidentiality agreement. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other Companies the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the Companies recognizes and agrees that violation of any of the agreements contained in this Section 12.1 will cause irreparable damage or injury to the Companies, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Companies shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Companies may have against each other. The provisions of this Section 11.1 shall survive any termination of this Agreement.

     11.2 NO PUBLICITY. Until the Closing or the termination of this Agreement in accordance with its terms, neither XML nor BlueStream shall, directly or indirectly, issue any press release, or make any public statement, concerning the transactions contemplated by this Agreement without the prior written consent of XML (in the case of such a release or statement by BlueStream) or of BlueStream (in the case of such a release or statement by
XML). This Section 11.2 shall not, however, preclude any party from making any disclosure required by applicable law, and in the event any party, or any officer, director, employee, agent or representative of a party, believes that any press release, public statement or other disclosure is so required, such party will notify and consult with the other parties with respect thereto as promptly as is practicable under the circumstances.

SECTION 12:    EXPENSES

     Each of the parties will pay all costs and expenses of its performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the Companies, then the expenses of each of the Companies in connection with the transaction contemplated herein shall be paid by such defaulting Company. In no event will any party to this Agreement be liable to any other party for incidental damages, lost profits, income tax consequences, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, or for punitive damages, resulting from the breach of any obligation under this Agreement. The provisions of this Section 12 shall survive any termination hereof.

SECTION 13: MISCELLANEOUS

     13.1 ATTORNEY'S FEES. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

     13.2 NO BROKERS. XML represents and warrants to BlueStream and BlueStream represents and warrants to XML, that neither it nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker," "finder," financial advisor, employee or similar person in respect of any of the transactions contemplated hereby. XML agrees to indemnify BlueStream against, and hold it harmless from, and BlueStream agrees to indemnify XML against, and hold it harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party, including employees of BlueStream, for brokerage, finders' or financial advisory fees or other commissions in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section 14.2 shall survive any termination of this Agreement.

     13.3 SURVIVAL AND INCORPORATION OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this Agreement.

     13.4 INCORPORATION BY REFERENCE. All exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     13.5 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns and indemnitees. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     13.6 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     13.7 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     13.8 GOVERNING LAW /DISPUTE RESOLUTION. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the Province of British Columbia. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present. Any proceedings commenced in connection with any dispute arising between the parties with respect to the subject matter of this Agreement shall be commenced in the Courts of British Columbia and Canada which shall be the sole and exclusive forums for resolution of such disputes. Each of the parties covenants and agrees to attorn to the exclusive forums for resolution of such disputes. Each of the parties covenants and agrees not to commence or continue any proceedings in the Courts or tribunals of any other jurisdiction and agrees that the presentment of this Agreement shall constitute a full and complete estoppel to any attempt to do so.

     13.9 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 5 and 7 of this Agreement shall survive the Closing Date and shall remain operative in full force and effect for the period of one (1) year regardless of any investigation at any time made by or on behalf of either XML or BlueStream and shall not be deemed merged in any document or instrument so executed or delivered by either XML or BlueStream.

    13.10 NOTICES. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section 13.10, and must be served by (i) telefax or other similar electronic method, or (i) depositing the same in the United States or Canada mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (iii) delivering the same in person to such party.

     Notice shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method and seventy-two hours after being deposited in the United States or Canadian mail, or when personally delivered in the manner herein above described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

     All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

     If XML or XML Sub, to:   XML - GLOBAL TECHNOLOGIES, INC.
                              Mr. Peter Shandro
                              1818 Cornwall Avenue, Suite 9
                              Vancouver, British Columbia, Canada V6J 1C7
                              Fax:  (604) 717-1107

     With copy to:            Clifford L. Neuman, Esq.
                              Neuman & Drennen, LLC
                              1507 Pine Street
                              Boulder, Colorado  80302
                              Fax: (303) 449-1045

     If BlueStream, to:       BLUESTREAM DATABASE SOFTWARE CORP.
                              200 - 1168 Hamilton Street
                              Vancouver, British Columbia, Canada V6B 2S2


     With copy to:




     If Tivy, to:             JAMES TIVY
                              200 - 1168 Hamilton Street
                              Vancouver, British Columbia, Canada V6B 2S2

     With copy to:




     Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 13.10 for the giving of notice.

    13.11 FAX/COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

    13.12 CAPTIONS. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

    13.13 SEVERABILITY. Wherever there is any conflict between any provision of this Agreement and any Governmental Requirement or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

    13.14 GOOD FAITH COOPERATION AND ADDITIONAL DOCUMENTS. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

    13.15 SPECIFIC PERFORMANCE. The obligations of the parties under Sections 2 and 3 are unique. If either party should default in its obligations under said Section, the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

    13.16 ASSIGNMENT. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion. Any purported assignment or delegation without such consent shall be null and void.

     For purposes of this Section, the term "Agreement" shall include this Agreement and the exhibits and other documents attached hereto or described in this Section 13.16. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

    13.17 TIME. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

     XML:                     XML - GLOBAL TECHNOLOGIES, INC.,
                              a Colorado corporation



                              By:_________________________________________

     XML SUB:                 620486 BC LTD.,
                              a British Columbia corporation



                              By:_________________________________________



     BLUESTREAM:              BLUESTREAM DATABASE SOFTWARE, INC.,
                              a Canadian corporation



                              By:_________________________________________

     TIVY:

                              ___________________________________________
                              JAMES TIVY